Exhibit 10.2

TAX MATTERS AGREEMENT

between

VF Corporation,

on behalf of itself

and the members

of the VF Group,

and

Kontoor Brands, Inc.,

on behalf of itself

and the members

of the Kontoor Brands Group

Dated as of [—]

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [—], 2019 between VF Corporation (“VF”), a Pennsylvania corporation, on behalf of itself and the members of the VF Group and Kontoor Brands, Inc. (“Kontoor Brands”), a North Carolina corporation, on behalf of itself and the members of the Kontoor Brands Group.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Kontoor Brands Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the VF Group;

WHEREAS, VF and Kontoor Brands have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the Contribution, the Distribution and other related transactions will be consummated;

WHEREAS, the Restructuring, together with the Contribution and the Distribution, are intended to qualify for the Intended Tax Treatment; and

WHEREAS, VF and Kontoor Brands desire to set forth their agreement on the rights and obligations of VF, Kontoor Brands and the members of the VF Group and the Kontoor Brands Group respectively, with respect to (a) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, (b) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1. Definitions. (a) As used in this Agreement:

“Active Trade or Business” has the meaning ascribed to the Jeanswear Business in the Separation Agreement.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” has the meaning set forth in the Separation Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by VF in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” has the meaning set forth in the Separation Agreement.

“Combined Group” means any group consisting of at least one member that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the VF Group and at least one member of the Kontoor Brands Group.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or foreign income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

“Company” means VF or Kontoor Brands (or the appropriate member of each of their respective Groups), as appropriate.

“Contribution” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Documents” has the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax Treatment of the Restructuring, the Contribution or the Distribution.

“Distribution Time” has the meaning set forth in the Separation Agreement.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Existing GRAs” has the meaning set forth on Schedule D to this Agreement.

“Final Determination” means (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the VF Group or any member of the Kontoor Brands Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“HDL Reorganization” means the contribution of the stock of H.D. Lee Company, Inc. to Kontoor Brands followed by the conversion of H.D. Lee Company, Inc. to a Delaware limited liability company.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 11.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 11.

“Intended Tax Treatment” means the (A) qualification of (i) the HDL Reorganization as a reorganization described in Section 368(a)(1)(F) of the Code, (ii) the Wrangler Reorganization as a reorganization described in Section 368(a)(1)(C) of the Code, (iii) the Contribution, other than the HDL Reorganization and the Wrangler Reorganization, together with the Distribution, as a reorganization described in Section 368(a)(1)(D) of the Code and of each of VF and Kontoor Brands as a “party to the reorganization” within the meaning of Section 368(b) of the Code and (iv) the Distribution, as such, as a distribution of Kontoor Brands Common Stock to VF’s shareholders pursuant to Section 355 of the Code and (B) the intended Tax consequences of the transactions described on Schedule A as set forth therein.

“IRS” has the meaning set forth in the Separation Agreement.

“Jeanswear Business” has the meaning set forth in the Separation Agreement.

“Kontoor Brands Carried Item” shall mean any Tax Attribute of the Kontoor Brands Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Tax Law.

“Kontoor Brands Common Stock” has the meaning set forth in the Separation Agreement.

“Kontoor Brands Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of Kontoor Brands that are granted on or prior to the Distribution Time by any member of the Kontoor Brands Group in connection with employee, independent contractor or director compensation or other employee benefits.

“Kontoor Brands Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Kontoor Brands Group after the Distribution Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Time involving the capital stock of Kontoor Brands or any assets of any member of the Kontoor Brands Group or (c) any breach by any member of the Kontoor Brands Group after the Distribution Time of any representation, warranty or covenant made by them in this Agreement, that, in each case, would affect the Intended Tax Treatment; provided, however, that the term “Kontoor Brands Disqualifying Action” shall not include any action entered into pursuant to any Distribution Document (other than this Agreement) or that is undertaken pursuant to the Restructuring, the Contribution or the Distribution.

“Kontoor Brands Group” has the meaning set forth in the Separation Agreement.

“Kontoor Brands Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the Kontoor Brands Group that is not a Combined Tax Return.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Restructuring” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals.

“Specified Event” means (i) any failure of the Intended Tax Treatment with respect to (x) the Restructuring (including the HDL Reorganization, the Wrangler Reorganization and the transactions described in Schedule A), (y) the Contribution or (z) the Distribution or (ii) any event that results in (x) a Tax with respect to a Pre-Distribution Period imposed on any member of the VF Group and (y) a Tax Attribute with respect to any member of the Kontoor Brands Group.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the VF Group or the Kontoor Brands Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Adviser” means Davis Polk & Wardwell LLP or Ernst & Young LLP (or both of them), as applicable.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinions” shall mean the legal opinions delivered to VF by Tax Advisers with respect to certain U.S. federal income Tax consequences of the Restructuring, the Contribution and the Distribution.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the VF Group or any member of the Kontoor Brands Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Intended Tax Treatment of the Restructuring, the Contribution or the Distribution.

“Tax Representation Letters” means the representations provided by Kontoor Brands and VF to Tax Advisers in connection with the rendering by Tax Advisers of the Tax Opinions.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the VF Group or any member of the Kontoor Brands Group in connection with the Restructuring, the Contribution or the Distribution.

“VF” has the meaning ascribed thereto in the preamble.

“VF Business” has the meaning set forth in the Separation Agreement.

“VF Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to VF stock that are granted on or prior to the Distribution Date by any member of the VF Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“VF Group” has the meaning set forth in the Separation Agreement.

“VF Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the VF Group that is not a Combined Tax Return.

“Wrangler Reorganization” means the contribution of the stock of Wrangler Apparel Corp. to Kontoor Brands followed by the conversion of Wrangler Apparel Corp. to a Delaware limited liability company.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Due Date	Section 12(a)
Internal Tax-Free Transactions	Schedule A
Internal Specified Transactions	Schedule A
Past Practices	Section 4(f)(i)
Section 336(e) Election	Section 10(a)
Section 9(b)(iv)(F) Acquisition Transaction	Section 9(b)(iv)(G)
Tax Arbiter	Section 25
Tax Benefit Recipient	Section 8(c)

(c) All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the VF Group, on the one hand, and any member of the Kontoor Brands Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the Kontoor Brands Group or the VF Group shall have any further rights or liabilities thereunder, and, except for Section 6.08 of the Separation Agreement, Section 5.01 of the Transition Services Agreement, and Section 8.05 of the Employee Matters Agreement, this Agreement shall be the sole Tax sharing agreement between the members of the Kontoor Brands Group on the one hand, and the members of the VF Group, on the other hand.

Section 3. Allocation of Taxes.

(a) General Allocation Principles. Except as provided in Section 3(c), all Taxes shall be allocated as follows:

(i) Allocation of Taxes for Combined Tax Returns. VF shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the VF Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that to the extent any such Combined Tax Return includes any Tax Item attributable to any member of the Kontoor Brands Group in respect of any Post-Distribution Period, Kontoor Brands shall be allocated all Taxes attributable to such Tax Items as determined by VF in its reasonable discretion.

(ii) Allocation of Taxes for Separate Tax Returns.

(A) VF shall be allocated all Taxes reported, or required to be reported, on (x) a VF Separate Tax Return and (y) a Kontoor Brands Separate Tax Return with respect to a Pre-Distribution Period.

(B) Kontoor Brands shall be allocated all Taxes reported, or required to be reported, on a Kontoor Brands Separate Tax Return with respect to a Post-Distribution Period.

(iii) Taxes Not Reported on Tax Returns.

(A) VF shall be allocated any Tax attributable to any member of the VF Group that is not required to be reported on a Tax Return.

(B) Any Tax attributable to any member of the Kontoor Group that is not required to be reported on a Tax Return shall be allocated to, (x) if with respect to a Pre-Distribution Period, VF and, (y) if with respect to a Post-Distribution Period, Kontoor Brands.

(b) Allocation Conventions.

(i) All Taxes allocated pursuant to Section 3(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a Kontoor Brands Group member to close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the Kontoor Brands Group for any Pre-Distribution Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by VF and Kontoor Brands); provided further that any and all Taxes under Section 951(a) or Section 951A(a) of the Code attributable to any member of the Kontoor Brands Group (whether included in gross income by a member of the VF Group or the Kontoor Brands Group) (x) with respect to any period beginning on or after April 1, 2019 shall be allocated to Kontoor Brands (y) with respect to the members of the Kontoor Brands Group set forth on Schedule B, shall be allocated as if such member’s Taxable year ended as of [—], 2019 using such conventions as VF determines in its reasonable discretion.

(ii) Any Tax Item of Kontoor Brands or any member of the Kontoor Brands Group arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Time shall be allocable to Kontoor Brands and any such transaction by or with respect to Kontoor Brands or any member of the Kontoor Brands Group occurring after the Distribution Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Restructuring, the Contribution or the Distribution.

(c) Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i) Taxes Relating to VF Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any VF Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(ii) Distribution Taxes and Tax-Related Losses. Any liability for Distribution Taxes and Tax-Related Losses resulting from a Kontoor Brands Disqualifying Action shall be allocated in a manner consistent with Section 11(a)(iii).

(iii) Section 965 Taxes. Any installment payments required to be made pursuant to the election made by a member of the VF Group or a member of the Kontoor Brands Group (that was a member of such Kontoor Brands Group prior to the Distribution Date) under Section 965(h) of the Code, and any adjustments thereto, shall be allocated to VF.

Section 4. Preparation and Filing of Tax Returns.

(a) VF Group Combined Tax Returns.

(i) VF shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of the VF Group is required or, as provided in Section 4(f)(iv), elects, to file a Combined Tax Return. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by VF in connection with the filing of such Combined Tax Returns.

(ii) To the extent the Combined Tax Return reflects operations of Kontoor Brands Group for a Taxable period that includes the Distribution Date, VF shall include in such Combined Tax Return the results of such member of the Kontoor Brands Group, as the case may be, on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law.

(b) Kontoor Brands Separate Tax Returns.

(i) Tax Returns to Be Prepared by VF. VF shall prepare (or cause to be prepared) and, to the extent permitted by Applicable Law, file (or cause to be filed) all Kontoor Brands Separate Tax Returns for any Taxable period that ends on or before the Distribution Date; provided, however, that with respect to any such Tax Return that is prepared by VF but required to be filed by a member of the Kontoor Brands Group under Applicable Law, VF shall provide such Tax Returns to Kontoor Brands at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and Kontoor Brands shall, subject to Section 4(d), execute and file (or cause to be executed and filed) the Tax Returns.

(ii) Tax Returns to Be Prepared by Kontoor Brands. Kontoor Brands shall prepare and file (or cause to be prepared and filed) all Kontoor Brands Separate Tax Returns that are not described in Section 4(b)(i).

(c) Provision of Information; Timing. Kontoor Brands shall maintain all necessary information for VF (or any of its Affiliates) to file any Tax Return that VF is required or permitted to file under this Section 4, and shall provide to VF all such necessary information in accordance with the VF Group’s past practice. VF shall maintain all necessary information for Kontoor Brands (or any of its Affiliates) to file any Tax Return that Kontoor Brands is required or permitted to file under this Section 4, and shall provide Kontoor Brands with all such necessary information in accordance with the Kontoor Brands Group’s past practice.

(d) Review of Kontoor Brands Separate Tax Returns. The party that is required to prepare a Kontoor Brands Separate Tax Return (other than a Kontoor Brands Separate Tax Return that relates solely to a Post-Distribution Period) that is required to be filed after the Distribution Date shall submit a draft of such Tax Return to the non-preparing party, if requested. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(e) Review of Combined Tax Returns with Kontoor Brands Tax Liability. If requested by Kontoor Brands, VF shall submit to Kontoor Brands a draft of the portions of any Combined Tax Returns that relate solely to any member of the Kontoor Brands Group and that reflect a Tax liability allocated to Kontoor Brands pursuant to Section 3(a)(i). VF shall use (x) its commercially reasonable best efforts to make such portions of a Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide Kontoor Brands with a meaningful opportunity to analyze and comment on such portions of such Tax Return and (y) commercially reasonable best efforts to have such Tax Return modified before filing, taking into account the materiality of the Tax liability with respect to such Tax Return.

(f) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 4(f)(i), Kontoor Brands shall prepare (or cause to be prepared) any Tax Return for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the VF Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, as directed by VF; provided, however, it shall not be a violation of this Section 4(f)(i) if Kontoor Brands validly changes its Taxable year to a “52/53” year end under Section 441(f).

(ii) Consistency with Intended Tax Treatment. All Tax Returns that include any member of the VF Group or any member of the Kontoor Brands Group shall be prepared in a manner that is consistent with the Intended Tax Treatment.

(iii) Kontoor Brands Separate Tax Returns. With respect to any Kontoor Brands Separate Tax Return for which Kontoor Brands is responsible pursuant to this Agreement, Kontoor Brands and the other members of the Kontoor Brands Group shall include such Tax Items in such Kontoor Brands Separate Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which VF is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv) Election to File Combined Tax Returns. VF shall have the sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law.

(v) Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, VF and Kontoor Brands shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(g) Payment of Taxes. VF shall pay (or cause to be paid) to the proper Taxing Authority (or to Kontoor Brands with respect to any Kontoor Brands Separate Tax Return prepared by VF but required to be filed by a member of the Kontoor Brands Group under Applicable Tax Law) the Tax shown as due on any Tax Return for which a member of the VF Group is responsible under this Section 4, and Kontoor Brands shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Kontoor Brands Group is responsible under this Section 4. If any member of the VF Group is required to make a payment to a Taxing Authority for Taxes allocated to Kontoor Brands under Section 3, Kontoor Brands shall pay the amount of such Taxes to VF in accordance with Section 11 and Section 12. If any member of the Kontoor Brands Group is required to make a payment to a Taxing Authority for Taxes allocated to VF under Section 3, VF shall pay the amount of such Taxes to Kontoor Brands in accordance with Section 11 and Section 12.

Section 5. Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the VF Group and the members of the Kontoor Brands Group in accordance with VF’s historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by VF in its sole discretion.

(b) VF shall in good faith, based on information reasonably available to it, advise Kontoor Brands no later than May 1, 2020 in writing of VF’s estimate of the portion, if any, of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”)), Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which VF determines is expected to be allocated or apportioned to the members of the Kontoor Brands Group under Applicable Tax Law. As soon as reasonably practicable after the close of the relevant Taxable period in which the Distribution occurs and in no event later than December 31, 2020, VF shall advise Kontoor Brands in writing of any adjustments to the previously delivered estimates of the portion of earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by VF. For the avoidance of doubt, VF shall not be liable to any member of the Kontoor Brands Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith. All members of the Kontoor Brands Group shall prepare all Tax Returns in accordance with the written notices provided by VF to Kontoor Brands pursuant to this Section 5(b).

(c) Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the VF Group or the Kontoor Brands Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by VF in good faith.

Section 6. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the Kontoor Brands Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the Kontoor Brands Group pursuant to Section 4.

(b) VF Discretion. Kontoor Brands hereby agrees that VF shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a refund or adjustment of Taxes with respect to any Combined Tax Return in order to claim in any Pre-Distribution Period any Kontoor Brands Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Tax Return, any Kontoor Brands Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any Kontoor Brands Carried Item. Subject to Section 6(c), Kontoor Brands shall submit a written request to VF in order to seek VF’s consent with respect to any of the actions described in this Section 6(b).

(c) Kontoor Brands Carrybacks to Combined Tax Returns.

(i) Each member of the Kontoor Brands Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any Kontoor Brands Carried Item from a Post-Distribution Period to a Combined Tax Return.

(ii) If a member of the Kontoor Brands Group determines that it is required by Applicable Tax Law to carry back any Kontoor Brands Carried Item to a Combined Tax Return, it shall notify VF in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected. If VF disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 25.

(iii) For the avoidance of doubt, if a Kontoor Brands Carried Item is carried back to a Combined Tax Return for any reason, no member of the VF Group shall be required to make any payment to, or otherwise compensate, any member of the Kontoor Brands Group in respect of such Kontoor Brands Carried Item.

(d) Carryforwards to Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to a Kontoor Brands Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the Kontoor Brands Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to a VF Separate Tax Return, any Tax Benefits arising from such carryforward or carryback shall be retained by the VF Group.

Section 7. Deductions and Reporting for Certain Awards.

(a) Deductions. To the extent permitted by Applicable Tax Law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any VF Compensatory Equity Interests or Kontoor Brands Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the VF Group if such person was, at any time before or after the Distribution, a director of any member of the VF Group, and (y) in any other case, solely by the Kontoor Brands Group.

(b) If, notwithstanding clause (a), the Kontoor Brands Group actually utilizes any deductions for a Taxable period ending after the Distribution Date with respect to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any VF Compensatory Equity Interests, or (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the VF Group in accordance with any Distribution Document, Kontoor Brands shall promptly remit an amount equal to the overall net reduction in actual cash Taxes paid by the Kontoor Brands Group (determined on a “with and without” basis) resulting from the event giving rise to such deduction (and any income in respect of such event, subject to Section 12(b)) in the year of such event. If a Taxing Authority subsequently reduces or disallows the use of such a deduction by the Kontoor Brands Group, VF shall return an amount equal to the overall net increase in Tax liability of the Kontoor Brands Group owing to the Taxing Authority to the remitting party.

(c) Withholding and Reporting. For any Taxable period (or portion thereof), except as VF may at any time determine in its reasonable discretion, VF shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of such VF Compensatory Equity Interests that settle with or with respect to stock of VF. For any Taxable period (or portion thereof), Kontoor Brands shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employees) with respect to the exercise, vesting or settlement of such Kontoor Brands Compensatory Equity Interests that settle with or with respect to stock of Kontoor Brands. VF and Kontoor Brands acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8. Tax Benefits.

(a) VF Tax Benefits. VF shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the VF Group or any member of the Kontoor Brands Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which Kontoor Brands is entitled pursuant to Section 8(b). Kontoor Brands shall not be entitled to any Tax Benefits received by any member of the VF Group or the Kontoor Brands Group, except as set forth in Section 8(b).

(b) Kontoor Brands Tax Benefits. Kontoor Brands shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the VF Group or any member of the Kontoor Brands Group after the Distribution Date with respect to any Tax allocated to a member of the Kontoor Brands Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to Kontoor Brands pursuant to Section 3(c)(ii) or Section 3(c)(iii)).

(c) A Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

Section 9. Certain Representations and Covenants.

(a) Representations.

(i) Kontoor Brands and each other member of the Kontoor Brands Group represents that, other than the transactions described on Schedule C, as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention:

(A) to liquidate Kontoor Brands or to merge or consolidate any member of the Kontoor Brands Group with any other Person subsequent to the Distribution;

(B) to sell or otherwise dispose of any material asset of any member of the Kontoor Brands Group, except in the ordinary course of business;

(C) to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by Kontoor Brands to Tax Advisers in connection with the Tax Representation Letters or Tax Opinions;

(D) to repurchase stock of Kontoor Brands other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to Tax Advisers in connection with the Tax Representation Letters;

(E) to take or fail to take any action in a manner that management of Kontoor Brands knows, or should know, is reasonably likely to contravene, (i) any Existing GRA or (ii) any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Kontoor Brands Group or the VF Group is a party; or

(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly Kontoor Brands stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) Kontoor Brands shall not, and shall not permit any other member of the Kontoor Brands Group to, take or fail to take any action that constitutes a Kontoor Brands Disqualifying Action.

(ii) Kontoor Brands shall not, and shall not permit any other member of the Kontoor Brands Group to, take or fail to take any action that is inconsistent with the information and representations furnished by Kontoor Brands to Tax Advisers in connection with the Tax Representation Letters or Tax Opinions.

(iii) Kontoor Brands shall not, and shall not permit any other member of the Kontoor Brands Group to, take or fail to take any action in a manner that management of Kontoor Brands knows, or should know, is reasonably likely to contravene (x) any Existing GRA or (y) any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Kontoor Brands Group or the VF Group is a party.

(iv) During the two-year period following the Distribution Date:

(A) Kontoor Brands shall (w) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (y) cause each other member of the Kontoor Brands Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Intended Tax Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, and (z) not engage in any transaction or permit any other member of the Kontoor Brands Group to engage in any transaction that would result in a member of the Kontoor Brands Group described in clause (y) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (w) through (z) hereof;

(B) Kontoor Brands shall not take or fail to take any action that would result in the Wrangler Reorganization failing to satisfy the “continuity of business enterprise” requirement within the meaning of Treasury Regulation 1.368-1(d)(1) for purposes of qualifying the Wrangler Reorganization as a reorganization described in Section 368(a);

(C) Kontoor Brands shall not repurchase stock of Kontoor Brands in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by Kontoor Brands to Tax Advisers in connection with the Tax Representation Letters;

(D) Kontoor Brands shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(E) Kontoor Brands shall not, and shall not permit any other member of the Kontoor Brands Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of Kontoor Brands or of any other member of the Kontoor Brands Group; provided, however, that Kontoor Brands may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(F) Kontoor Brands shall not, and shall not permit any other member of the Kontoor Brands Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Kontoor Brands, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Kontoor Brands or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Kontoor Brands (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof;

(G) if any member of the Kontoor Brands Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Section 9(b)(iv)(F) Acquisition Transaction”) or, to the extent Kontoor Brands has the right to prohibit any Section 9(b)(iv)(F) Acquisition Transaction, proposes to permit any Section 9(b)(iv)(F) Acquisition Transaction to occur, in each case, Kontoor Brands shall provide VF, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(iv)(F) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of Kontoor Brands to be issued in such transaction) and a certificate of the board of directors of Kontoor Brands to the effect that the Section 9(b)(iv)(F) Acquisition Transaction is not a Proposed Acquisition Transaction; and

(H) Kontoor Brands shall not, and shall not permit any other member of the Kontoor Brands Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Kontoor Brands (including, without limitation, through the conversion of one class of Equity Interests of Kontoor Brands into another class of Equity Interests of Kontoor Brands).

(v) Kontoor Brands shall not take or fail to take, or permit any other member of the Kontoor Brands Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment.

(c) Kontoor Brands Covenants Exceptions. Notwithstanding the provisions of Section 9(b), Kontoor Brands and the other members of the Kontoor Brands Group may take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if either: (i) Kontoor Brands notifies VF of its proposal to take such action and Kontoor Brands and VF obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that Kontoor Brands agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the Kontoor Brands Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) Kontoor Brands notifies VF of its proposal to take such action and obtains an unqualified opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to VF in its sole discretion, (B) on which VF may rely and (C) to the effect that such action “will” not affect the Intended Tax Treatment, provided that the Kontoor Brands Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

Section 10. Tax Receivables Arrangements.

(a) Section 336(e) Election. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), VF and Kontoor Brands agree that VF may make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and under any comparable provisions of state, local or non-U.S. law for each member of the Kontoor Brands Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii), or under any comparable provisions of state, local or non-U.S. law in any other jurisdiction.

(b) VF TRA. If any Specified Event results in the imposition of a liability on the part of a member of the VF Group for Taxes (including (x) as a result of any Tax consequence not otherwise taken into account in Schedule A with respect to such Internal Specified Transactions and (y) Taxes attributable to the Section 336(e) Election) that are not allocated to Kontoor Brands pursuant to Section 3, (i) VF shall be entitled to periodic payments from Kontoor Brands equal to the product of (x) 85% of the Tax Attributes arising from such Specified Event and (y) the percentage of Taxes arising from such Specified Event that are not allocated to Kontoor Brands pursuant to Section 3, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax savings in clause (i) shall be determined using a “with and without” methodology (treating any Tax Attribute arising from any Specified Event as the last items claimed for any Taxable year, including after the utilization of any carryforwards). Notwithstanding the foregoing, VF may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).

Section 11. Indemnities.

(a) Kontoor Brands Indemnity to VF. Kontoor Brands and each other member of the Kontoor Brands Group shall jointly and severally indemnify VF and the other members of the VF Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Kontoor Brands pursuant to Section 3;

(ii) any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time, by Kontoor Brands or any other member of the Kontoor Brands Group of any representation or covenant contained in this Agreement;

(iii) any Distribution Taxes and Tax-Related Losses attributable to a Kontoor Brands Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied); and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

provided, however Kontoor Brands and each member of the Kontoor Brands Group shall not have any obligation or liability for indemnification or other payments, however characterized, under Section 11(a) for any individual indemnity claim against Kontoor Brands or any member of the Kontoor Brands Group to the extent VF and Kontoor Brands agree in writing that the aggregate amount of such individual indemnity claim is de minimis.

(b) VF Indemnity to Kontoor Brands. Except in the case of any liabilities described in Section 11(a), VF and each other member of the VF Group will jointly and severally indemnify Kontoor Brands and the other members of the Kontoor Brands Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to VF pursuant to Section 3;

(ii) any Taxes imposed on any member of the Kontoor Brands Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) solely as a result of any such member being or having been a member of a Combined Group; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage;

provided, however VF and each member of the VF Group shall not have any obligation or liability for indemnification or other payments, however characterized, under Section 11(b) for any individual indemnity claim against VF or any member of the VF Group to the extent VF and Kontoor Brands agree in writing that the aggregate amount of such individual indemnity claim is de minimis.

(c) Discharge of Indemnity. Kontoor Brands, VF and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(a)(iv) hereof, respectively, by paying the relevant amount in accordance with Section 12, within 30 Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such 30 Business Days, at least 10 Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(a)(iv), as the case may be. Notwithstanding the foregoing, if any member of the Kontoor Brands Group or any member of the VF Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 25 hereof; provided, however, that any amount not paid within 30 Business Days of demand therefor shall bear interest as provided in Section 12.

(d) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 11 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 11(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year such indemnification obligation arises and the two Taxable years following such year, determined on a “with and without” basis.

Section 12. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due 30 Business Days after the receipt of notice of such payment or, where no notice is required, 30 Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, VF has the right to designate, by written notice to Kontoor Brands, which member of the VF Group will make or receive such payment.

(b) Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by VF or any member of the VF Group to Kontoor Brands or any member of the Kontoor Brands Group, or by Kontoor

Brands or any member of the Kontoor Brands Group to VF or any member of the VF Group, pursuant to this Agreement, the Separation Agreement or any other Distribution Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by Kontoor Brands to VF, or a capital contribution from VF to Kontoor Brands, as the case may be; provided, however, that any payment made pursuant to Section 2.03(c) of the Separation Agreement shall instead be treated as if the party required to make a payment of received amounts had received such amounts as agent for the other party; provided further that any payment made pursuant to Section 3 of the Transition Services Agreement shall instead be treated as a payment for services. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Distribution Document, and this Agreement shall be construed accordingly.

Section 13. Guarantees. VF and Kontoor Brands, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the VF Group or the Kontoor Brands Group, respectively, under this Agreement.

Section 14. Communication and Cooperation.

(a) Consult and Cooperate. VF and Kontoor Brands shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Kontoor Brands Group (or, in the case of any Tax Return of the VF Group, the portion of such return that relates to Taxes for which the Kontoor Brands Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 15, VF and Kontoor Brands shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. VF and Kontoor Brands shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Kontoor Brands Group or any member of the VF Group, respectively.

(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this

Agreement or any other agreement), (i) no member of the VF Group or Kontoor Brands Group, respectively, shall be required to provide any member of the Kontoor Brands Group or VF Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Kontoor Brands, the business or assets of any member of the Kontoor Brands Group, or matters for which Kontoor Brands or VF Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the VF Group or the Kontoor Brands Group, respectively, be required to provide any member of the Kontoor Brands Group or VF Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that VF or Kontoor Brands, respectively, determines that the provision of any information to any member of the Kontoor Brands Group or VF Group, respectively, could be commercially detrimental or violate any law or agreement to which VF or Kontoor Brands, respectively, is bound, VF or Kontoor Brands, respectively, shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to VF or Kontoor Brands, to the extent such access to or copies of any information is provided to a Person other than a member of the VF Group or Kontoor Brands Group (as applicable)).

Section 15. Audits and Contest.

(a) Notice. Each of VF or Kontoor Brands shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any member of the Kontoor Brands Group or the VF Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is prejudiced by such failure.

(b) VF Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 15(d), VF shall have the right to control all matters relating to any Tax Return, or any Tax Proceeding, with respect to any Tax matters of (x) a Combined Group or any member of a Combined Group (as such), and (y) any member of the Kontoor Brands Group with respect to any Pre-Distribution Period. VF shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that VF has the right to control any Tax Proceeding that relates to a Kontoor Brands Separate Tax Return or a member of the Kontoor Brands Group, VF shall keep Kontoor Brands reasonably informed of all material developments and events relating to any such Tax Proceeding described in this proviso; provided, further, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Kontoor Brands under Section 11 hereof, (i) VF shall keep Kontoor Brands informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, Kontoor Brands shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) Kontoor Brands Assumption of Control; Non-Distribution Taxes. If VF determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the Kontoor Brands Group with respect to any Post-Distribution Period, VF, in its sole discretion, may permit Kontoor Brands to elect to assume control over disposition of such matter at Kontoor Brands’ sole cost and expense; provided, however, that if Kontoor Brands so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the VF Group for any increase in a liability and any reduction of a Tax asset of the VF Group arising from such matter.

(d) Kontoor Brands Participation; Distribution Taxes. VF shall have the right to control any Tax Proceeding relating to Distribution Taxes, provided that VF shall keep Kontoor Brands fully informed of all material developments and shall permit Kontoor Brands a reasonable opportunity to participate in the defense of the matter.

Section 16. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:

if to VF or the VF Group, to:

VF Corporation

105 Corporate Center Blvd.

Greensboro, North Carolina 27408

Attention: [—]

Email: [—]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  Neil Barr

Email:        neil.barr@davispolk.com

if to Kontoor Brands or the Kontoor Brands Group, to:

Kontoor Brands

400 N. Elm Street,

Greensboro, North Carolina 27401

Attention:  [—]

Email:        [—]

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 17. Costs and Expenses. Except as expressly set forth in this Agreement or the Separation Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Distribution Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of Kontoor Brands or any member of the Kontoor Brands Group in any Pre-Distribution Period shall be the responsibility of VF and shall be assumed in full by VF.

Section 18. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between VF and Kontoor Brands, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 19. Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 20. Construction. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c) except as otherwise clearly indicated, reference to any gender includes the other gender;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 21. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement.

(i) This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements,

understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation Agreement and shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control in all respects.

(ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER DISTRIBUTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER VF NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE JEANSWEAR BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF VF OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. KONTOOR BRANDS ACKNOWLEDGES THAT VF HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY VF OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE JEANSWEAR BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER DISTRIBUTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b) Amendments and Waivers.

(i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by VF and Kontoor Brands, or in the case of a waiver, by the party against whom the waiver is to be effective.

(ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 23. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 16 shall be deemed effective service of process on such party.

Section 24. WAVIER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25. Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the VF and Kontoor Brands; provided, however, that, if the VF and Kontoor Brands do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the VF, one member chosen by Kontoor Brands, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 26. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 14(d) and the indemnification and release provisions of Section 11, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 27. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Distribution Documents.

Section 28. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 29. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

VF on its own behalf and on behalf of the members of the VF Group

By:
Name:
Title:

Kontoor Brands on its own behalf and on behalf of the members of the Kontoor Brands Group

By:
Name:
Title: